Westbury Bancorp, Inc. Reports Improved Profitability for the Three and Six Months Ended March 31, 2015

West Bend, WI, April 29, 2015 (PR Newswire)- Westbury Bancorp, Inc. (NASDAQ: WBB), the holding company (the “Company”) for Westbury Bank (the “Bank”), today announced net income of $484,000, or $0.11 per common share, and $931,000, or $0.21 per common share, for the three and six months ended March 31, 2015, respectively, compared to a net loss of $1.8 million, or $0.38 per common share, and $1.7 million, or $0.36 per common share, for the three and six months ended March 31, 2014, respectively.
Ray Lipman, Chairman and Chief Executive Officer, said, "This quarter's results mark the fourth consecutive quarter in which we have increased net income over the previous quarter. These results show that we are making progress toward our long term goal of earnings growth. Our growth goals are being accomplished through our strategic plan to build upon strong commercial and personal banking relationships to increase commercial and residential loans and related deposits, reduce non-performing assets, control operating expenses and increase non-interest income to continue to improve our performance. We are also using capital management initiatives such as our current stock repurchase program to deploy excess capital and maximize the return on our shareholders' investment in the Company. We are confident that our current strategy will continue to provide revenue and earnings growth and enhance long term shareholder value."
Highlights for the six months and the quarter include:

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During the six months ended March 31, 2015, our net loan portfolio grew by $50.6 million, or 24.3% annualized growth. The portfolio growth consisted primarily of single family, multifamily and commercial real estate loans. Loan growth over the past year resulted in an increase in interest income of $1.0 million, or 11.1%, to $10.0 million for the six months ended March 31, 2015 compared to $9.0 million for the six months ended March 31, 2014.

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Net interest income increased to $9.1 million for the six months ended March 31, 2015 compared to $8.2 million for the six months ended March 31, 2014, and $4.7 million for the three months ended March 31, 2015 compared to $4.1 million for the three months ended March 31, 2014. Our net interest margin was 3.41% for the six months ended March 31, 2015 compared to 3.46% for the six months ended March 31, 2014. The yield on interest-earning assets decreased by 6 basis points, primarily due to the loan growth experienced during the year, while the cost of funds decreased by 2 basis points.

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Our non-performing assets have been reduced to $3.2 million, or 0.52% of total assets, at March 31, 2015, compared to $3.8 million, or 0.67% of assets, at September 30, 2014 and $5.5 million, or 1.01% of assets, at March 31, 2014.

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Our classified assets have been reduced to $5.0 million, or 0.82% of total assets, at March 31, 2015, compared to $6.5 million, or 1.14% of total assets, at September 30, 2014, and $10.7 million, or 1.96% of total assets, at March 31, 2014.

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Annualized net charge-offs remained low at 0.11% of average loans for the six months ended March 31, 2015, compared to 0.41% of average loans for the six months ended March 31, 2014. Annualized net charge-offs remained low at 0.04% of average loans for the three months ended March 31, 2015, compared to 0.05% of average loans for the three months ended March 31, 2014.

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Non-interest income was $1.6 million for the three months ended March 31, 2015 compared to $1.7 million for the three months ended December 31, 2014 and $1.4 million for the three months ended March 31, 2014. This is a decrease of $63,000 over the quarter ended December 31, 2014 and an increase of $184,000 over the quarter ended March 31, 2014.

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Recurring non-interest expenses increased $117,000, or 2.3%, to $5.2 million for the three months ended March 31, 2015, compared to $5.1 million for the three months ended December 31, 2014 and decreased by $555,000, or 9.6%, compared to $5.8 million for the three months ended March 31, 2014. The improvement from the three months ended March 31, 2014, was primarily the result of cost savings related to the branches we closed in 2014 and a reduction in FDIC insurance premiums.

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In August 2014, the Company completed our first program to repurchase 250,000 shares of its stock and announced a second program to repurchase up to an additional 250,000 shares of its stock. In February 2015, the second program was terminated after the Company repurchased 174,657 shares and a third program to repurchase up to 492,695 shares, 10% of outstanding shares, was announced. For the three months ended March 31, 2015, we purchased 98,300 shares under the second program and 393,500 under the current program for a total of 491,800 shares at an average price of $17.30 per share. In total, since we began our stock repurchase programs in May 2014, we have repurchased 818,157 shares at an average price of $16.49 per share through March 31, 2015.

About Westbury Bancorp, Inc.
Westbury Bancorp, Inc. is the holding company for Westbury Bank. The Company's common shares are traded on the Nasdaq Capital Market under the symbol “WBB”.
Westbury Bank is an independent community bank with over $610 million in assets. Westbury Bank serves communities in Washington and Waukesha Counties through its nine full service offices providing deposit and loan services to individuals, professionals and businesses throughout its markets.
Forward-Looking Information
Information contained in this press release, other than historical information, may be considered forward-looking in nature as defined by the Private Securities Litigation Reform Act of 1995 and is subject to various risk, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on the Company’s operating results, performance or financial condition are competition and the demand for the Company’s products and services, and other factors as set forth in filings with the Securities and Exchange Commission. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations. Certain tabular presentations may not reconcile because of rounding.
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WEBSITE: www.westburybankwi.com
Contact:    Ray Lipman-Chairman and CEO
Kirk Emerich-Senior Vice President and CFO
262-334-5563

	At or For the Three Months Ended:
	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014
Selected Financial Condition Data:
Total assets	$610,134	$594,614	$568,695	$556,477	$547,494
Loans receivable, net	467,447	438,172	416,874	380,795	356,880
Allowance for loan losses	4,483	4,224	4,072	4,039	3,898
Securities available for sale	77,881	83,180	90,346	100,203	96,407
Total liabilities	530,998	508,088	482,208	467,782	457,894
Deposits	512,047	472,688	454,928	448,977	451,378
Stockholders' equity	79,136	86,526	86,487	88,695	89,600

Asset Quality Ratios:
Non-performing assets to total assets	0.52%	0.60%	0.67%	0.90%	1.01%
Non-performing loans to total loans	0.23%	0.27%	0.34%	0.52%	1.23%
Total classified assets to total assets	0.82%	1.02%	1.14%	1.86%	1.96%
Allowance for loan losses to non-performing loans	412.04%	349.96%	284.76%	202.05%	87.91%
Allowance for loan losses to total loans	0.95%	0.95%	0.97%	1.05%	1.08%
Net charge-offs to average loans (annualized)	0.04%	0.19%	0.17%	(0.16)%	0.05%

Capital Ratios:
Average equity to average assets	13.72%	15.01%	15.39%	16.15%	16.65%
Equity to total assets at end of period	12.97%	14.55%	15.21%	15.94%	16.37%
Total capital to risk-weighted assets (Bank only)	14.11%	15.81%	16.18%	17.20%	17.98%
Tier 1 capital to risk-weighted assets (Bank only)	13.18%	14.81%	15.17%	16.13%	16.88%
Tier 1 capital to average assets (Bank only)	10.57%	10.79%	11.13%	11.38%	11.52%
CET1 capital to risk-weighted assets (Bank only)	13.18%	N/A	N/A	N/A	N/A

	Three Months Ended		Six Months Ended
	March 31, 2015	March 31, 2014	March 31, 2015	March 31, 2014
Selected Operating Data:
Interest and dividend income	$5,120	$4,472	$10,000	$8,998
Interest expense	460	399	889	823
Net interest income	4,660	4,073	9,111	8,175
Provision for loan losses	300	200	650	350
Net interest income after provision for loan losses	4,360	3,873	8,461	7,825
Service fees on deposit accounts	999	966	2,155	2,031
Gain on sale of loans, net	174	17	243	64
Servicing fee income, net of amortization and impairment	6	71	43	318
Insurance and securities sales commissions	98	99	156	194
Rental income from real estate operations	148	157	276	317
Other non-interest income	186	117	412	261
Total non-interest income	1,611	1,427	3,285	3,185

Recurring non-interest expense	5,222	5,777	10,327	11,421
Non-recurring non-interest expense items:
Valuation loss on real estate held for sale	—	1,964	—	1,964
Branch realignment	—	573	—	573
Total non-interest expense	5,222	8,314	10,327	13,958
Income (loss) before income tax expense	749	(3,014)	1,419	(2,948)
Income tax expense (benefit)	265	(1,215)	488	(1,217)
Net income (loss)	$484	$(1,799)	$931	$(1,731)

	At or For the Three Months Ended:
	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014
Selected Operating Data:
Interest and dividend income	$5,120	$4,880	$4,822	$4,502	$4,472
Interest expense	460	429	420	394	399
Net interest income	4,660	4,451	4,402	4,108	4,073
Provision for loan losses	300	350	200	—	200
Net interest income after provision for loan losses	4,360	4,101	4,202	4,108	3,873
Service fees on deposit accounts	999	1,156	1,089	1,069	966
Gain on sale of loans, net	174	69	47	103	17
Servicing fee income, net of amortization and impairment	6	37	47	34	71
Insurance and securities sales commissions	98	58	63	65	99
Rental income from real estate operations	148	128	150	154	157
Other non-interest income	186	226	151	87	117
Total non-interest income	1,611	1,674	1,547	1,512	1,427

Recurring non-interest expense	5,222	5,105	5,448	5,289	5,777
Non-recurring non-interest expense items:
Valuation loss on real estate held for sale	—	—	(7)	252	1,964
Branch realignment	—	—	—	46	573
Total non-interest expense	5,222	5,105	5,441	5,587	8,314
Income (loss) before income tax expense	749	670	308	33	(3,014)
Income tax expense (benefit)	265	223	81	(36)	(1,215)
Net income (loss)	$484	$447	$227	$69	$(1,799)

	At or For the Three Months Ended		At or For the Six Months Ended
	March 31, 2015	March 31, 2014	March 31, 2015	March 31, 2014
Selected Financial Performance Ratios:
Return on average assets	0.31%	(1.32)%	0.31%	(0.63)%
Return on average equity	2.27%	(7.91)%	2.16%	(3.80)%
Interest rate spread	3.38%	3.41%	3.40%	3.44%
Net interest margin	3.39%	3.43%	3.41%	3.46%
Non-interest expense to average total assets	3.36%	6.12%	3.44%	5.11%
Average interest-earning assets to average interest-bearing liabilities	103.26%	106.04%	105.22%	105.64%

Per Share and Stock Market Data:
Net income per common share	$0.11	$(0.38)	$0.21	$(0.36)
Average shares outstanding	4,289,089	4,755,136	4,375,289	4,752,279
Book value per share - excluding unallocated ESOP shares	$19.01	$18.84	$19.01	$18.84
Book value per share - including unallocated ESOP shares	$17.48	$17.42	$17.48	$17.42
Closing market price	$17.50	$14.64	$17.50	$14.64
Price to book ratio - excluding unallocated ESOP shares	92.06%	77.71%	92.06%	77.71%
Price to book ratio - including unallocated ESOP shares	100.11%	84.04%	100.11%	84.04%

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